Exhibit 99.1

Controlling Our Future through Vertical Integration

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS THIRD QUARTER 2017

Ocala, FL… September 14, 2017—Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings results for its third quarter ended August 5, 2017. Sales for third quarter 2017 were $8,906,385 as compared to $9,779,621 recorded in third quarter 2016. Sales declined due to a significant amount of rain during the quarter which delayed the completion of construction, ultimately delaying fundings at Prestige. Additionally, the increase in business, industry wide, has placed pressure on the limited capacity of sub-contractors necessary for the site-work portion of the construction of our homes. Our retail sold homes under construction in the field increased 123% over the third quarter last year. Income from operations was $934,864 versus $1,240,492 last year. Net income after taxes was $669,883 as compared to $894,271 last year. In the third quarter of 2017 we received payment under an escrow arrangement related to the finance revenue sharing agreement between 21st Mortgage Corporation and the Company of $72,867. Diluted earnings per share were $0.17 compared to $0.22 per share last year.

For the first nine months of fiscal 2017, sales were up 9% to $27,525,855 as compared to $25,269,511 for the first nine months of 2016. Income from operations was up 3% to $3,267,938 versus $3,170,102 last year. Net income after taxes was $2,480,715 compared to $5,244,553 last year. In the second quarter of 2016 the Company sold its limited partnership interest in CRF III, Ltd. (“Cypress Creek”), a retirement community which resulted in a gain of $3,990,000 and also received revenue of $788,566 under an escrow arrangement related to the Finance Revenue Sharing Agreement between 21st Mortgage Corporation, Prestige Home Centers, Inc. and Majestic Homes, Inc. Diluted earnings per share were $0.62 per share compared to $1.30 per share last year.

Nobility’s financial position for the first nine months of 2017 remains very strong with cash and cash equivalents and short term investments of $26,237,802 and no outstanding debt. Working capital is $35,238,837 and our ratio of current assets to current liabilities is 8.9:1. Stockholders’ equity is $46,588,232 and the book value per share of common stock outstanding increased to $11.65.

Terry Trexler, President, stated, “The demand for affordable manufactured housing in Florida and the U.S. continues to improve. According to the Florida Manufactured Housing Association, shipments in Florida for the period from November 2016 through July 2017 were up approximately 7% from the same period last year. Our sales and earnings continue to be affected by the lack of available retail and wholesale financing. Constrained consumer credit and the lack of lenders in the industry, partly as a result of an increase in government regulations, have limited many manufactured housing buyers from purchasing affordable manufactured homes.

Our manufacturing facility was not damaged by Hurricane Irma. In fact, none of our model homes displayed at our Prestige Model Centers suffered any damage; not even the ones in Punta Gorda, near where the storm made landfall on the Florida peninsula. This is another testament to the strength of today’s manufactured homes.

Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country”.

On June 5, 2017 the Company celebrated its 50th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers, an insurance agency subsidiary, and an investment in a retirement manufactured home community, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, uncertain economic conditions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, possible labor shortages, possible materials shortages, increasing labor cost, cyclical nature of the manufactured housing industry, impact of fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

	August 5, 2017	November 5, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,607,071	$24,562,638
Short-term investments	630,731	481,025
Accounts receivable - trade	2,602,610	2,641,763
Note receivable	500,000	500,000
Mortgage notes receivable	12,874	9,717
Inventories	7,917,057	6,969,081
Pre-owned homes, net	1,134,211	1,295,694
Property held for sale	213,437	213,437
Prepaid expenses and other current assets	577,976	638,939
Deferred income taxes	491,270	556,773

Total current assets	39,687,237	37,869,067

Property, plant and equipment, net	4,256,803	4,063,711
Pre-owned homes, net	1,305,408	1,733,610
Interest receivable	89,857	48,376
Note receivable, less current portion	1,030,000	2,030,000
Mortgage notes receivable, less current portion	241,218	174,270
Other investments	1,448,254	1,367,496
Property held for sale	386,018	386,018
Cash surrender value of life insurance	3,265,916	3,085,916
Other assets	156,287	156,287

Total assets	$51,866,998	$50,914,751

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$668,817	$835,279
Accrued compensation	469,956	682,815
Accrued expenses and other current liabilities	1,002,843	1,123,698
Income taxes payable	402,351	759,128
Customer deposits	1,904,433	1,706,795

Total current liabilities	4,448,400	5,107,715

Deferred income taxes	830,366	1,140,529

Total liabilities	5,278,766	6,248,244

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,668,790	10,663,348
Retained earnings	45,338,260	43,458,271
Accumulated other comprehensive income	415,877	266,171
Less treasury stock at cost, 1,367,338 shares in 2017 and 1,361,300 shares in 2016	(10,371,186)	(10,257,774)

Total stockholders’ equity	46,588,232	44,666,507

Total liabilities and stockholders’ equity	$51,866,998	$50,914,751

NOBILITY HOMES, INC.

Consolidated Statements of Income and Comprehensive Income

Unaudited

	Three Months Ended		Nine Months Ended
	Aug 5, 2017	July 30, 2016	Aug 5, 2017	July 30, 2016
Net sales	$8,906,385	$9,779,621	$27,525,855	$25,269,511

Cost of goods sold	(6,942,792)	(7,599,070)	(21,139,315)	(19,366,957)

Gross profit	1,963,593	2,180,551	6,386,540	5,902,554

Selling, general and administrative expenses	(1,028,729)	(940,059)	(3,118,602)	(2,732,452)

Operating income	934,864	1,240,492	3,267,938	3,170,102

Other income
Interest income	33,543	43,155	105,347	77,246
Undistributed earnings in joint venture - Majestic 21	24,037	28,429	80,758	97,539
Proceeds received under escrow arrangement	72,867	—	298,824	788,566
Gain on sale of investment in retirement community	—	—	—	3,990,000
Miscellaneous	18,749	5,559	33,411	25,404

Total other income	149,196	77,143	518,340	4,978,755

Income before provision for income taxes	1,084,060	1,317,635	3,786,278	8,148,857

Income tax expense	(414,177)	(423,364)	(1,305,563)	(2,904,304)

Net income	669,883	894,271	2,480,715	5,244,553

Other comprehensive income (loss)
Unrealized investment gain (loss)	21,081	(13,176)	149,706	(40,427)

Comprehensive income	$690,964	$881,095	$2,630,421	$5,204,126

Weighted average number of shares outstanding:
Basic	4,003,096	4,022,311	4,004,058	4,023,689
Diluted	4,004,387	4,023,714	4,005,325	4,024,739

Net income per share:
Basic	$0.17	$0.22	$0.62	$1.30
Diluted	$0.17	$0.22	$0.62	$1.30